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                          PLAN AND AGREEMENT OF MERGER


         This Plan and Agreement of Merger (this "Plan") dated May 31, 1996, is made and entered into pursuant to Section 251 of the General Corporation Law of the State of Delaware (the "GCLD"), by and between DAILEY CORPORATION, a Delaware corporation (the "Surviving Corporation"), DAILEY PETROLEUM SERVICES CORP., a Delaware corporation (the "Merged Corporation", and together with the Surviving Corporation, collectively the "Constituent Corporations"), and DAILEY HOLDINGS INC., a Delaware corporation and holder of all of the issued and outstanding capital stock of the Surviving Corporation ("Holdings").

                             W I T N E S S E T H :

         WHEREAS, the Surviving Corporation is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on May 20, 1996 and having outstanding capital stock of 5,000,000 shares of Class B Common Stock, $.01 par value (the "Common Stock of the Surviving Corporation"), all of which shares are issued and outstanding in the name of Holdings;

         WHEREAS, the Merged Corporation is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on June 13, 1984, as "Dailey, Inc.", and having changed its name to "Dailey Petroleum Services Corp." on June 13, 1984, and having an outstanding capital stock of 2,000 shares of common stock, $1.00 par value (the "Common Stock of the Merged Corporation"), all of which shares are issued and outstanding in the name of Lawrence Industries, Inc.;

         WHEREAS, the respective Boards of Directors of the Merged Corporation and the Surviving Corporation deem it advisable and in the best interests of both corporations that the Merged Corporation be merged with and into the Surviving Corporation as authorized by the GCLD under and pursuant to the terms and conditions set forth herein, and the Boards of Directors of the Merged Corporation and the Surviving Corporation have duly approved this Plan; and

         WHEREAS, the Merged Corporation and the Surviving Corporation intend for this merger to be a merger within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of setting forth the terms and conditions of this merger, the mode of carrying the same into effect and such other details and provisions as are deemed necessary or desirable, the parties hereto have agreed and do hereby agree, subject to the approval or adoption of this Plan by the requisite vote of the stockholders of the Merged Corporation and by the requisite vote of the stockholders of the Surviving Corporation, and subject to the conditions set forth herein, as follows:
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                                   ARTICLE I
                    Merger and Name of Surviving Corporation

         At the Effective Time of the Merger (as hereinafter defined), the Merged Corporation shall be merged with and into the Surviving Corporation, which shall not be a new corporation, which shall continue its corporate existence as a Delaware corporation to be governed by the laws of the State of Delaware, which shall continue to be named "Dailey Corporation" and which shall maintain a registered office in the State of Delaware at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                                   ARTICLE II
                         Terms and Conditions of Merger

         The terms and conditions of the merger are (in addition to those set forth elsewhere in this Plan) as follows:

                 (a)      At the Effective Time of the Merger:

                          (1) The Constituent Corporations shall be a single corporation, which shall be the Surviving Corporation.

                          (2)     The separate existence of the Merged
                                  Corporation shall cease.

                          (3) The Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each Constituent Corporation; and all and singular, the rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to either Constituent Corporation on whatever account, as well for stock subscriptions as all other things in action or belonging to each Constituent Corporation shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either Constituent Corporation shall not revert or be in any way impaired by reason of the merger; but all rights of creditors and all liens upon any property of either Constituent Corporation shall be preserved unimpaired, and all debts, liabilities and duties (including duties to any dissenting stockholder of either of the Constituent Corporations) of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Specifically, but not by way of limitation, any action or proceeding whether civil, criminal or administrative, pending by or against either Constituent Corporation shall be





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                 prosecuted as if the merger had not taken place, or the
                 Surviving Corporation may be substituted in such action or proceeding.

                          (4)     All corporate acts, plans, policies,
                 contracts, approvals and authorizations of the Merged Corporation and its stockholders, Board of Directors, committees elected or appointed by the Board of Directors, officers and agents, which were valid and effective immediately prior to the Effective Time of the Merger shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to the Surviving Corporation. The employees of the Merged Corporation shall become the employees of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees of the Merged Corporation.

                          (5) The assets, liabilities, reserves and accounts of each Constituent Corporation shall be recorded on the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of such Constituent Corporation subject to such adjustments or eliminations of intercompany items as may be appropriate in giving effect to the merger.

                 (b) The Board of Directors, and the members thereof, of the Surviving Corporation immediately prior to the Effective Time of the Merger shall be deemed to have resigned or been removed at the Effective Time of the Merger, and the Board of Directors, and the members thereof, of the Merged Corporation immediately prior to the Effective Time of the Merger shall be deemed elected to the Board of Directors of the Surviving Corporation at the Effective Time of the Merger. The officers of the Surviving Corporation immediately prior to the Effective Time of the Merger shall be deemed to have resigned or been removed at the Effective Time of the Merger, and each of the officers of the Merged Corporation immediately prior to the Effective Time of the Merger shall be deemed elected, at the Effective Time of the Merger, to an office of the Surviving Corporation having exactly the same title, position, responsibilities, duties, authority, and other terms as the office which such officer held with the Merged Corporation immediately prior to the Effective Time of the Merger.

                                  ARTICLE III
                    Capitalization and Conversion of Shares

         The total authorized capital stock of the Surviving Corporation shall be as set forth in the Restated Certificate of Incorporation of the Surviving Corporation, that is, 20,000,000 shares of Class A Common Stock, par value $.01 per share, 10,000,000 shares of Class B Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.





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         The manner and basis of converting the shares of the Constituent
Corporations and the mode of carrying the merger into effect shall be that, as of the Effective Time of the Merger, (i) each share of the Surviving Corporation issued and outstanding immediately prior to the Effective Time of the Merger shall continue to be issued and outstanding without conversion or alteration of any kind, and (ii) each share of the Merged Corporation shall be converted automatically into one share of the common stock, par value $.01 per share, of Holdings.

         From and after the Effective Time of the Merger, the holder of shares in the Surviving Corporation and the Merged Corporation may submit the certificate or certificates representing such shares to the Surviving Corporation and to Holdings, respectively, in order to receive the consideration specified in the preceding paragraph.

                                   ARTICLE IV
                    Certificate of Incorporation and Bylaws

         (a) The Certificate of Incorporation of the Surviving Corporation as existing and constituted immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation of the surviving corporation.

         (b) The bylaws of the Surviving Corporation as existing and constituted immediately prior to the Effective Time of the Merger shall be the bylaws of the surviving corporation.

                                   ARTICLE V
                    Other Provisions with Respect to Merger

         (a) This Plan shall be submitted to the stockholders of the Merged Corporation and the stockholders of the Surviving Corporation as provided by the GCLD. After the approval or adoption thereof by the stockholders of the Merged Corporation and the stockholders of the Surviving Corporation in accordance with the requirements of the GCLD, all required documents shall be executed, filed and recorded and all required acts shall be done in order to accomplish the merger under the provisions of the GCLD.

         (b) This Plan may be terminated at any time prior to the Effective Time of the Merger, whether before or after action thereon by the stockholders of the Merged Corporation or the stockholders of the Surviving Corporation, by mutual consent of the Constituent Corporations, expressed by action of their respective Boards of Directors.

         (c) Each Constituent Corporation shall bear and pay all costs and expenses incurred by it or on its behalf (including without limitation fees and expenses of financial consultants, accountants and counsel) in connection with the consummation of the merger.





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                                   ARTICLE VI
                   Approval and Effective Time of the Merger

         (a) Subject to the following actions having been taken, the merger shall become effective on the occurrence of the following events:

                 (1) this Plan shall be adopted and approved on behalf of the Merged Corporation and on behalf of the Surviving Corporation in accordance with the GCLD; and

                 (2) a Certificate of Merger, setting forth the information required by, and executed and verified in accordance with, the GCLD, shall be filed in the office of the Secretary of State of the State of Delaware (the particular time and date at which such filing and recording shall be accomplished being herein referred to as the "Effective Time of the Merger").

         (b) If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or rights of the Merged Corporation acquired or to be acquired by or as a result of the merger, the proper officers and directors of the Merged Corporation and the Surviving Corporation, respectively, shall be and they hereby are severally and fully authorized to execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper in the name of the Merged Corporation or the Surviving Corporation to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the purposes of this Plan.

         (c) For the convenience of the parties and to facilitate the filing and recording of this Plan, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

         (d) This Plan and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

         (e) This Plan cannot be altered or amended except pursuant to an instrument in writing signed on behalf of the parties hereto.





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         IN WITNESS WHEREOF, this Plan is executed by the Merged Corporation, the Surviving Corporation and Holdings as of the date first written above.


                                        DAILEY CORPORATION,
                                        a Delaware corporation


                                          /s/ WILLIAM D. SUTTON
                                        -----------------------------------
                                          William D. Sutton, Secretary



                                        DAILEY PETROLEUM SERVICES CORP.,
                                        a Delaware corporation


                                          /s/ WILLIAM D. SUTTON
                                        -----------------------------------
                                          William D. Sutton, Secretary


                                        DAILEY HOLDINGS INC.,
                                        a Delaware corporation


                                          /s/ WILLIAM D. SUTTON
                                        -----------------------------------
                                          William D. Sutton, Secretary





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